CONTACT:	Debra L. Jensen	Exhibit 99.1
	Chief Financial Officer	Page 1 of 3

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE
	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Fourth Quarter and Fiscal Year Earnings

     LOS ANGELES, CA March 11, 2005 – Arden Group, Inc. (Nasdaq–ARDNA) today released its sales and income figures for the fourth quarters and fiscal years ended January 1, 2005 and January 3, 2004.

     Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 full-service supermarkets in Southern California carrying both perishable and grocery products.

Post Office Box 512256, Los Angeles, California 90051-0256	(310) 638-2842
2020 South Central Avenue, Compton, California 90220 FAX:	(310) 631-0950

Exhibit 99.1

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
FOURTH QUARTER AND FISCAL YEAR EARNINGS RELEASE

	Thirteen Weeks	Fourteen Weeks	Fifty-Two Weeks	Fifty-Three Weeks
	Ended 1/1/2005	Ended 1/3/2004	Ended 1/1/2005	Ended 1/3/2004
(In Thousands, Except Share and Per Share Data)	(Unaudited)
Sales (a)	$122,250	$185,148	$502,898	$486,378

Operating income (a)	5,854	12,029	34,579	25,458
Interest, dividend and other income (expense), net (b)	692	615	3,591	2,446

Income before income taxes	6,546	12,644	38,170	27,904
Income tax provision	2,612	5,108	15,498	11,323

Net income	$3,934	$7,536	$22,672	$16,581

Net income per common share:
Basic — Class A	$1.23	$2.32	$7.00	$5.11
Basic — Class B	0.84	2.09	6.13	4.60
Diluted	1.16	2.23	6.70	4.90
Weighted average common shares outstanding (c):
Basic — Class A	2,813,894	2,017,349	2,217,675	2,015,859
Basic — Class B	569,358	1,363,584	1,164,977	1,363,584
Diluted	3,383,252	3,382,120	3,382,652	3,380,524

(a)	The Company’s financial results for fiscal years 2004 and 2003 reflect the pervasive impact of a labor dispute involving other supermarkets in the Company’s trade area that began on October 11, 2003 and ended on February 29, 2004. During the fourth quarter of 2003 and the first quarter of 2004, the Company experienced a significant increase in sales and operating income due to a shift in consumer shopping patterns throughout the strike. Since the settlement of the labor dispute, customers have returned to their previous shopping patterns; however, the Company has successfully retained some of the new shoppers that experienced the Gelson’s format and service during the labor dispute.

The decrease of 34.0% in same store sales for the fourth quarter of 2004 compared to the prior year highlights the significant sales growth experienced in the latter part of 2003 as a result of the labor dispute. For the entire 2004 fiscal year, however, same store sales increased 3.4% over the prior year due to retained sales growth despite the fact that fiscal 2003 was a 53-week year compared to a 52-week year for fiscal 2004. No adjustment has been made with respect to the additional week in the 2003 fiscal year.

Exhibit 99.1

Operating income increased 35.8% in fiscal 2004 compared to 2003. Prior year operating income included a $4,311,000 impairment charge related to the Pasadena store and a $5,797,000 accrual to cover union health care claims and restore trust fund reserves to the required levels. The increase in operating income in fiscal 2004 was partially offset by higher compensation expense related to stock appreciation rights of $3,658,000 compared to $740,000 in the prior year. Furthermore, union health and welfare and pension plan expense was higher in 2004 due to an increase in the per hour contribution rates, an increase in hours worked due to the increased sales volume in 2004 and the suspension of pension plan contributions to the trust fund covering the majority of the Company’s union employees for two months during 2003.

(b)	Other income (expense) includes net gains realized on the sale of investments of $1,739,000 and $843,000 in fiscal 2004 and 2003, respectively.

(c)	As of November 10, 2004, all Class B Common Stock was converted to Class A Common Stock.

Arden Group, Inc.
2020 South Central Avenue, Compton, California 90220
Telephone: (310) 638-2842 Facsimile: (310) 631-0950